Exhibit 4.17

Guarantee

FOR VALUE RECEIVED, each of the undersigned hereby unconditionally guarantees to the Holders of the Company’s 10.750% Senior Notes due 2016 in the aggregate amount of $280,000,00 (the “Notes”) that (i) the principal of and interest on each series of the Notes will be promptly paid in full when due, subject to any applicable grace period, whether at Maturity, by acceleration or otherwise and interest on the overdue principal, if any, and interest on any interest of the Notes and all other obligations of the Company to the Holders or the Trustee thereunder, will be promptly paid in full or performed, all in accordance with the terms thereof; and (ii) in case of any extension of time of payment or renewal of any series of the Notes or of any such other obligations, the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, subject to any applicable grace period, whether at stated Maturity, by acceleration or otherwise; all in accordance with and subject to the terms and limitations of the Notes, Article Eleven of that certain Indenture among the Company, the guarantors party thereto, and the Trustee (as amended the “Indenture”) and this Guarantee. This Guarantee will become effective on the date hereof. The validity and enforceability of this Guarantee shall not be affected by the fact that it is not affixed to any particular Note.

The obligations of the undersigned to the Holders of the Notes and to the Trustee pursuant to the Guarantee and the Indenture are expressly set forth in Article Eleven of the Indenture and reference is hereby made to the Indenture for the precise terms of the Guarantee and all of the other provisions of the Indenture to which this Guarantee relates.

A director, officer, employee or stockholder, as such, of a Guarantor shall not have any liability for any obligations of such Guarantor under the Guarantee or the Indenture or for any claim based on, in respect of or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Notes.

Any capitalized term used in this Guarantee and not defined herein shall have the meaning specified in the Indenture, unless the context shall otherwise require.

This Guarantee as to any series or all of the Notes is subject to release and termination upon the terms set forth in the Indenture.

This Guarantee may be executed in one or more counterparts, each of which will be deemed to be an original, and all of which, when taken together, will be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Guarantee to be duly executed as of this 1st day of October, 2015.

RYLAND ORGANIZATION COMPANY
THE RYLAND CORPORATION

By:	/s/ Timothy J. Geckle
Name:	Timothy J. Geckle
Title:	Senior Vice President & Secretary

RH BUILDERS OF INDIANA, INC.
RH INVESTMENT OF INDIANA, INC.
RYLAND COMMUNITIES, INC.
RYLAND HOMES INVESTMENT-TEXAS, INC.
RYLAND HOMES OF TEXAS, INC.
RYLAND HOMES OF ARIZONA, INC. RYLAND HOMES OF CALIFORNIA, INC.
THE REGENCY ORGANIZATION, INC.

By:	/s/ Peter G. Skelly
Name:	Peter G. Skelly
Title:	President

RH OF INDIANA, L.P.

By:	RH Builders of Indiana, Inc., its General Partner

By:	/s/ Peter G. Skelly
Name:	Peter G. Skelly
Title:	President

[Signature page – Guarantee of 10.75% Senior Notes due 2016]

RH OF TEXAS LIMITED PARTNERSHIP

By:	Ryland Homes of Texas, Inc., its General Partner

By:	/s/ Peter G. Skelly
Name:	Peter G. Skelly
Title:	President

[Signature page – Guarantee of 10.75% Senior Notes due 2016]

RYLAND HOMES OF NEVADA, LLC

By:	The Ryland Group, Inc., its Sole Member

By:	/s/ Larry T. Nicholson
Name:	Larry T. Nicholson
Title:	President and Chief Executive Officer

[Signature page – Guarantee of 10.75% Senior Notes due 2016]